EXHIBIT 4.1.5


                                 FIRST AMENDMENT

                                       TO

                           REVOLVING CREDIT AGREEMENT

     This First Amendment ("First Amendment") to Fourth Amended and Restated Credit Agreement ("Credit Agreement") dated as of March 28, 2002, originally by and among CONTINENTAL RESOURCES, INC., an Oklahoma corporation (the "Borrower"), UNION BANK OF CALIFORNIA, N.A., as LC Issuer, Bank, Lead Arranger, Fronting Bank and Administrative Agent (in such latter capacity and together with its successors and permitted assigns in such capacity the "Administrative Agent"), GUARANTY BANK, FSB, as Co-Arranger, Bank and Collateral/Documentation Agent (in such latter capacity and together with its successors and permitted assigns in such capacity the "Collateral Agent"), FORTIS CAPITAL CORP., as Co-Arranger, Bank and Syndication Agent (in such latter capacity and together with its successors and permitted assigns in such capacity the "Syndication Agent"), and the several banks and financial institutions from time to time parties to the Credit Agreement (the "Banks") is entered into this 12th day of June 2003.

                              W I T N E S S E T H:

     WHEREAS, the Borrower and the Bank Parties desire to amend the Credit Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the premises and for Ten Dollars ($10.00) and other good and valuable consideration received by each party hereto, and each intending to be legally bound hereby, the parties agree as follows:

                        AMENDMENTS TO CREDIT AGREEMENT.

     Article I, DEFINITIONS, of the Credit Agreement is hereby amended by adding thereto the following defined terms:

     "First Amendment" means the First Amendment to Credit Agreement dated June 12, 2003 among Bank Parties and Borrower.

     "Proved Developed Producing Reserves" means Proved Reserves that are expected to be recovered from completion intervals that are open at the time of the estimate and are then being produced or, if shut in, they have previously been on production and the date of resumption of production is known with reasonable certainty.

     Section 2.06, Borrowing Base Determination, is hereby amended by adding the following sentence immediately after the first sentence of such section:

     "The Borrowing Base in effect as of the date of the First Amendment is One Hundred Fifty Million Dollars ($150,000,000.00)."

     Article V is hereby  amended by adding  thereto the  following  new Section
     5.35:

     "5.35 Required Hedging Transaction. Within thirty (30) days after the date of the First Amendment and thereafter, maintain in force and effect one or more Hedge Agreements that each satisfy the definition of Permitted Hedge Agreement entered into by Borrower covering in the aggregate at all times, and from time to time, at least 30% of the oil estimated to be produced during the ensuing six-month period, on a rolling six-month basis, from the Proved Developed Producing Reserves attributed to Borrower's interest in the Borrowing Base Oil and Gas Properties in the most recent Reserve Report delivered to Administrative Agent pursuant to this Agreement."

     Schedule 1.01(b), Commitment Amounts and Aggregate Commitment Amount, to the Credit Agreement is hereby replaced in its entirety with Schedule 1.01(b) attached to the First Amendment. Borrower and the Bank Parties acknowledge and agree that because the increased Commitment resulting from the increase in the Borrowing Base set forth in the First Amendment was not allocated among all of the Banks in accordance with their respective Percentage Shares, as such Percentage Shares existed prior to the execution of the First Amendment, the Banks' respective Percentage Shares have been amended, as set forth on Schedule 1.01(b) attached to the First Amendment. The Bank Parties and Borrower further acknowledge and agree that although the maximum principal amount of indebtedness that may be evidenced by the respective Note held by each Bank exceeds each Bank's respective Commitment that results from the Borrowing Base increase pursuant to the First Amendment, the ratio between the face amount of each Bank's Note over the aggregate face amount of all Notes may no longer be equivalent to each such Bank's Percentage Share as set forth on Schedule 1.01(b) attached to the First Amendment. None of the Banks waive their future rights to receive or the Borrower's obligation to deliver in accordance with Section 9.05(e) of the Credit Agreement and/or Section 5 of any subsequent Commitment Transfer Supplement replacement Notes that reflect the respective Commitment Amounts as set forth on Schedule 1.01(b), as such Commitment Amounts may be adjusted by the Credit Agreement or any subsequent Commitment Transfer Supplement(s).

          CONDITIONS PRECEDENT IN CONNECTION WITH THE FIRST AMENDMENT.

The First Amendment shall not be binding on the Banks until satisfaction of the following conditions precedent:

Administrative Agent shall have received fully executed counterparts, in the number of multiple originals requested by Administrative Agent, of the First Amendment, duly executed by an authorized officer for Borrower.

The representations and warranties contained in Article IV of the Credit Agreement shall be true and correct in all material respects on the date of the First Amendment with the same effect as though such representations and warranties had been made on such date; and no Event of Default shall have occurred and be continuing or will have occurred upon the execution of the First Amendment.

The requirements of Section 2.18 of the Credit Agreement shall have been satisfied with respect to such additional Borrowing Base Oil and Gas Properties as are satisfactory to the Arrangers.

All legal matters incident to the consummation of the transactions contemplated by the First Amendment shall be satisfactory to special counsel for Bank.

All reasonable and documented legal fees owed by Bank to Porter & Hedges, L.L.P. in connection with the First Amendment shall have been paid by Borrower.

Reaffirmation of Representations and Warranties. To induce the Banks to enter into this First Amendment, the Borrower hereby reaffirms, as of the date hereof, its representations and warranties contained in Article IV of the Credit Agreement and in all other documents executed pursuant thereto, and additionally represents and warrants as follows:

     A. The execution and delivery of this First Amendment and the performance by the Borrower of its obligations under this First Amendment are within the Borrower's power, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the charter or by-laws of the Borrower or of any agreement binding upon the Borrower.

     B. The Credit Agreement as amended by this First Amendment represents the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

     C. No Event of Default or Unmatured Event of Default has occurred and is continuing as of the date hereof.

     D. Since the date of the Agreement, Borrower has not formed or created any new Subsidiaries.

DEFINED TERMS. Except as amended hereby, terms used herein that are defined in the Credit Agreement shall have the same meanings herein.

REAFFIRMATION OF CREDIT AGREEMENT. This First Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as further amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Credit Agreement herein and in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement as amended hereby.

ENTIRE AGREEMENT. The Credit Agreement, as hereby amended, embodies the entire agreement between the Borrower and the Banks and supersedes all prior proposals, agreements and understandings relating to the subject matter hereof. The Borrower certifies that it is relying on no representation, warranty, covenant or agreement except for those set forth in the Credit Agreement, as hereby amended, and in the other documents previously executed or executed of even date herewith.

GOVERNING LAW. THIS FIRST AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. This First Amendment has been entered into in Harris County, Texas, and it shall be performable for all purposes in Harris County, Texas. Courts within the State of Texas shall have jurisdiction over any and all disputes between the Borrower and the Bank, whether in law or equity, including, but not limited to, any and all disputes arising out of or relating to this First Amendment or any other Security Instrument; and venue in any such dispute whether in federal or state court shall be laid in Harris County, Texas.

SEVERABILITY. Whenever possible each provision of this First Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this First Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this First Amendment.

EXECUTION IN COUNTERPARTS. This First Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement.

SECTION CAPTIONS. Section captions used in this First Amendment are for convenience of reference only, and shall not affect the construction of this First Amendment.

SUCCESSORS AND ASSIGNS. This First Amendment shall be binding upon the Borrower and the Banks and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Banks, and the respective successors and assigns of the Banks.

NON-APPLICATION OF CHAPTER 346 OF TEXAS FINANCE CODES. In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Credit Agreement as hereby further amended or any other Loan Documents or the transactions contemplated hereby.

NOTICE. THIS FIRST AMENDMENT TOGETHER WITH THE LOAN AGREEMENT, AND THE OTHER SECURITY INSTRUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO WRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS  WHEREOF,  the parties hereto have caused this First  Amendment to be duly executed as of the day and year first above written.

                              BORROWER

                              CONTINENTAL RESOURCES, INC.

                              By:      ROGER CLEMENT
                                       Roger Clement
                                       Senior Vice President and Chief Financial
                                       Officer

                              ADMINISTRATIVE AGENT, LEAD ARRANGER,
                              LC ISSUER, FRONTING BANK AND BANK:

                              UNION BANK OF CALIFORNIA, N.A.

                              By:      JOHN CLARK
                                       John Clark,
                                       Vice President

                              By:      SEAN MURPHY
                                       Sean Murphy
                                       Vice President

                              COLLATERAL/DOCUMENTATION AGENT,
                              CO-ARRANGER AND BANK:

                              GUARANTY BANK, FSB

                              By:      RICHARD MENCHACA
                                       Richard Menchaca,
                                       Vice President


                              SYNDICATION AGENT, CO-ARRANGER AND
                              BANK:

                              FORTIS CAPITAL CORP.

                              By:      DARRELL W. HOLLEY
                                       Darrell W. Holley,
                                       Managing Director

                              By:      CHRISTOPHER S. PARADA
                                       Christopher S. Parada,
                                       Vice President

                              BANKS:

                              COMPASS BANK

                              By:      KATHLEEN J. BOWEN
                                       Kathleen J. Bowen
                                       Vice President


                              WELLS FARGO BANK TEXAS, N.A.

                              By:      DUSTIN S. HANSEN
                                       Dustin S. Hansen
                                       Assistant Vice President

                              COMERICA BANK

                              By:      PETER L. SEFZIK
                                       Peter L. Sefzik
                                       Assistant Vice President

                                Schedule 1.01(b)

               Commitment Amounts and Aggregate Commitment Amount

                                   Percentage         Commitment
         Bank                        Shares             Amount
         ----                        ------             ------
Guaranty Bank, FSB                27.12301587%     $ 47,465,277.77
Union Bank of California, N.A.    21.76587302%     $ 38,090,277.78
Fortis Capital Corp.              21.42857143%     $ 37,500,000.00
Comerica Bank                     10.11904762%     $ 17,708,333.34
Wells Fargo Bank Texas, N.A.      10.11904762%     $ 17,708,333.34
Compass Bank                       9.44444444%     $ 16,527,777.77
                                                   ---------------
Aggregate Commitment Amount:                       $175,000,000.00
---------------------------